EXHIBIT 10.1

June 13, 2007

Surge Global Energy, Inc.
2220 EL Camino Real, #440
San Diego, California
92130

Attention: President

Peace Oil Corp.
c/o 2220 El Camino Real, #440
San Diego, California
92130

Attention: President

Gentlemen:

Re: Offer to Purchase (the "Offer") - Red Earth Assets of Peace Oil Corp.

North Peace Energy Corp. ("NPEC" or "Purchaser") hereby offers to purchase from Peace Oil Corp. ("POC" or "Vendor"), all of Vendor's interests as follows:

1.	In this Offer, the following expressions shall have the meanings hereinafter ascribed thereto, namely:

(a)	"Assets" means Petroleum and Natural Gas Rights, Tangibles, and Miscellaneous Interests;

(b)	"Closing" means the closing of the transactions contemplated by this Offer in accordance with the provisions hereof;

(c)	"Guarantor" or "Surge" means Surge Global Energy, Inc.;

(d)
"Lands" means the lands as further described in the POC land schedule (the "Land Schedule") except as otherwise expressly noted in the Land Schedule and includes all the Petroleum Substances within, upon or under those Lands, together with the right to explore for and recover Petroleum Substances to the extent those rights are granted by the Leases;

(e)
"Leases" means the leases, (including all oil sands leases), reservations, permits, licences or other documents of title insofar as they relate to the Lands, and any document of title issued in substitution for, amendment of or in addition to any of them;

(f)
"Miscellaneous Interests" means the entire interest of Vendor in and to all property, assets and rights other than the Petroleum and Natural Gas Rights or Tangibles, to the extent pertaining to the Petroleum and Natural Gas Rights, the Lands or Tangibles and to which Vendor is entitled at the Closing Date, including, without limitation, the entire interest of Vendor in:

(i)	all contracts, agreements, and documents and all engineering and geological records to the extent that they relate to the Petroleum and Natural Gas Rights or the Tangibles;

(ii)	all subsisting rights to enter upon, use and occupy the surface of any of the Lands or any lands that may be crossed to gain access to the Lands;

(iii)
all Petroleum Substances produced from the Lands except those that are beyond the wellhead at the Effective Date or sales proceeds in respect of such Petroleum Substances if the Petroleum Substances have already passed to Purchaser; and

(iv)	the Seismic Data; and

(v)	the Wells, including the wellbores and casing.

(g)	"Petroleum and Natural Gas Rights" means the entire interest of Vendor in the Lands and Leases;

(h)
"Petroleum Substances" means oil sands, petroleum, natural gas and related hydrocarbons and all other substances whether liquid or solid and whether hydrocarbons or not, including without limitation, sulphur, the rights to which are granted by the Leases;

(i)
"Seismic Data" means Vendor's proprietary seismic data, if any, covering the Lands and Leases or which is located within one mile of the Assets, however, any partially owned seismic data will require the approval of third parties owning an interest in the data to the transfer of such data;

(j)
"Tangibles" means the entire interest of Vendor in and to all tangible depreciable property and assets situated in, on, under or about the Lands, relating to the Petroleum and Natural Gas Rights appurtenant thereto, or used or useful in connection therewith, or with production, treatment, processing, gathering, compression, transportation, injection, storage or other operations thereon including, without limitation, the well equipment and casing relating to Vendor's wells on the Lands, if any, and all spare parts and inventory; and

(k)
"Wells" means all producing, shut-in, water sources, observation, disposal, injection, suspended and similar wells located on the Lands or relating to the operations of the Lands, if any, but excluding abandoned wells.

2.
The purchase price payable by Purchaser to Vendor for the Assets shall be Twenty Million Dollars ($20,000,000.00) (Canadian funds) (hereinafter referred to as the "Purchase Price"). The Purchase Price shall include allocations to:

(a)	Petroleum and Natural Gas Rights - 90% of the Purchase Price less $1.00;

(b)	Tangibles - 10% of the Purchase Price; and

(c)	Miscellaneous Interests - $1.00.

3.
Purchaser shall within twenty-four hours of execution by all parties of this Offer submit a deposit in the amount of 22.5% of the Purchase Price (the "Deposit"). The Deposit shall be non-refundable if the agreement resulting from acceptance of this Offer is terminated by Purchaser for any reason or circumstance other than a default of Vendor of the terms and conditions outlined herein; which, for clarity, include a failure to satisfy any of the conditions in paragraph 6. In this circumstance, the forfeiture of such Deposit (and any interest earned thereon) shall be Vendor's sole remedy.

In the event Purchaser shall not have closed the acquisition transaction described herein by:

(i)
June 28, 2007, Stikeman Elliott LLP shall release $2 million dollars of the Deposit to Vendor to be used by Vendor to satisfy previously existing debt obligations to 1304146 Alberta Ltd. pursuant to a promissory note in the principal amount of $1,500,000 and for general corporate purposes;

(ii)
July 29, 2007, Stikeman Elliott LLP shall release an additional $1 million dollars of the Deposit to Vendor to be used by Vendor to satisfy previously existing debt obligations to 1304146 Alberta Ltd. pursuant to a promissory note in the principal amount of $1,000,000; and

(iii)
August 29, 2007, Stikeman Elliott LLP shall release the remaining balance of the Deposit (plus any accrued interest) to Vendor to be used by Vendor to satisfy previously existing debt obligations to 1304146 Alberta Ltd. pursuant to a promissory note in the principal amount of $1,500,000 and for general corporate purposes, and in each case, the portion of the Deposit so released shall be deemed to be a loan to Vendor with per annum interest at Royal Bank of Canada prime payable as at the applicable date of release, with principal plus interest of all such loans in any event to be repayable on or prior to September 1, 2008, and evidenced in each case by a promissory note and general security agreement by Vendor in favour of Purchaser, incorporating the provisions herein and such other terms and conditions as may be satisfactory to Purchaser, acting reasonably.

4.	The Purchase Price shall be payable as follows:

(a)
the Deposit of Four Million Five Hundred Thousand Dollars ($4,500,000.00) shall be payable to Vendor's solicitors, Stikeman Elliott LLP, in trust, within twenty-four hours of execution by all parties of this Offer;

(b)	Ten Million Five Hundred Thousand Dollars ($10,500,000.00) shall be payable to Vendor by wired funds or bank draft at Closing; and

(c)
the balance of the Purchase Price ($5,000,000.00) shall be paid by the issuance at Closing of 2,272,727 common shares (the "Shares") of Purchaser at a deemed share price of $2.20 per Share, and such number of Shares shall be subject to adjustment based upon the statement of adjustments, as will be more particularly described in the PSA, as hereinafter defined. The Shares shall be subject to a one year hold period and may not be encumbered, transferred, assigned, sold or conveyed to any other person by Vendor prior to such time.

5.
The effective date of this transaction shall be the Closing Date (the "Effective Date"). The Closing Date shall be June 28, 2007 or any other date agreed to in writing by Vendor and Purchaser but not later than September 1, 2007 (the "Closing Date").

6.	The agreement resulting from acceptance of this Offer by Vendor shall be subject to the following conditions in favour of Purchaser:

(a)
Purchaser or its agents shall, prior to the PSA Date referred to in paragraph 8 below, be entitled to complete to its full satisfaction, due diligence relating to the Assets, including title matters affecting the Assets and upon completion of same shall be satisfied that it wishes to proceed with the purchase of the Assets;

(b)
the transaction shall be subject to receipt by Vendor prior to Closing of all third party consents and waivers of rights of first refusal, if any, as may be required and is subject to all necessary governmental and regulatory approvals, on terms and conditions satisfactory to Purchaser acting reasonably;

(c)
Vendor warrants that on Closing, the Assets will be free and clear of all liens, charges, encumbrances and adverse claims created by, through or under Vendor except for the applicable Crown Lessor Royalty. In particular, the non-convertible, absolute gross overriding royalty created by Royalty Agreement dated March 2, 2007 between POC and 1304146 Alberta Ltd. shall be terminated and such royalty reconveyed to POC prior to the Closing Date, on terms and conditions satisfactory to Purchaser;

(d)	on Closing, there shall be no outstanding commitments to make capital expenditures in respect of the Assets, other than those that have been disclosed in writing, and are acceptable, to Purchaser;

(e)	there shall have been no material adverse physical change in the Assets between the time of this Offer and the Closing Date;

(f)
Purchaser being satisfied in its sole discretion, acting reasonably, with the terms and conditions of all contracts, agreements and documents affecting the Assets, including agreements for the sale, processing or transportation of Petroleum Substances and all contracts, agreements and documents relative to the rights to enter, use and occupy the surface of the Lands and the Assets;

(g)	that there are no take or pay obligations or other gas contracts associated with the Assets;

(h)	Vendor providing at Closing releases and registerable discharges from all parties holding security interests in the Assets, including any by 1304146 Alberta Ltd.;

(i)	Vendor confirming that the Assets are not subject to any agreements which include an area of mutual interest;

(j)	on or before September 1, 2007, Purchaser shall have completed equity financing for not less than $20 million on terms and conditions satisfactory to Purchaser in its sole discretion.

(k)	Vendor shall represent and warrant that in respect of the Assets Vendor has paid all burdens or encumbrances amounts owing by them; and

(l)
Vendor shall represent and warrant that it holds its thirty percent undivided working interests in the Assets in accordance with Vendor's Land Schedule. Vendor's interests are subject to Crown royalty and/or Freehold Royalty in accordance with the Land Schedule, and is not subject to reduction by virtue of conversion or other alteration of the interest to any third party under existing documents.

7.
Upon acceptance of the Offer, neither Surge nor Vendor shall directly or indirectly, discuss, negotiate with, entertain, solicit or accept any offers from any third parties other than Purchaser relating to the sale of the Assets or convey any of the Assets to any third parties. In addition, both parties agree to only disclose, if necessary, minimum disclosure requirements to comply with applicable securities laws or to those of its representatives, legal or financial advisors or lenders who have a need to know such information in connection with the consummation of the transactions described herein. The disclosing party will inform, and seek comments from the other party, prior to any public release of such information.

8.
Vendor and Purchaser shall enter into a formal purchase and sale agreement (the "PSA") by the close of business on June 25, 2007, (the "PSA Date") embodying the terms of this Offer and such other representations and warranties, covenants, indemnities and conditions as are normally provided for in formal purchase and sale agreements of oil and gas properties in Canada. Warranties and representations shall survive closing for a period of eighteen (18) months. Surge shall execute the PSA as guarantor of Vendor's obligations thereunder. The parties shall act reasonably and in good faith in negotiating and settling the terms of the PSA. In the event the parties are unable to settle the terms of the PSA by June 25, 2007 after acting reasonably and in good faith, the agreement resulting from this Offer shall terminate and the Deposit shall forthwith be returned to Purchaser. Thereafter, the parties shall have no obligations to one another arising from this Offer.

9.
This Offer shall remain open for acceptance by Vendor until midnight (Calgary time) on Wednesday, June 13, 2007, after which time it shall be null and void. Vendor may accept this Offer by executing and returning to Purchaser the enclosed duplicate copy of this letter by the aforesaid time and date specified. Upon receipt of this Offer signed by Vendor, and subject to the conditions set out in paragraph 6 herein, all terms contained herein shall be binding upon the parties until such time as this Offer is replaced by the PSA.

10.
Vendor represents and warrants that at closing no person will have any agreement, option, right or privilege (including , without limitation, whether by law, pre-emptive right, right of first refusal, contract or otherwise) to purchase, convert into, exchange for or otherwise require the conveyance of any of the Assets, nor any agreement, option, right or privilege capable of becoming any such agreement, option, right or privilege, to purchase, convert into, exchange for or otherwise require the conveyance of any of the Assets.

11.	This letter is intended to be legally binding on each of the parties hereto.

Should you have any questions concerning this matter please contact the undersigned at 262-6024.

Yours truly,

NORTH PEACE ENERGY CORP. /s/ Louis Dufresne Louis Dufresne President	AGREED TO AND ACCEPTED THIS 13th DAY OF JUNE, 2007 PEACE OIL CORP. Per: /s/ David Perez Per: President
AGREED TO AND ACCEPTED THIS 13th DAY OF JUNE, 2007 SURGE GLOBAL ENERGY, INC. Per: /s/ David Perez Per: CEO & Chairman